GENERAL RELEASE AND
CONSULTING AGREEMENT
This General Release and Consulting Agreement (this “Agreement”) is entered into by and between Ben Lurie (“Executive”) and American Integrity Insurance Group, Inc., a Delaware corporation (the “Company”). Capitalized terms that are used but not defined herein have the meanings given to them in that certain Employment Agreement between Executive and the Company effective as of May 7, 2025 (the “Employment Agreement”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer pursuant to the Employment Agreement and has decided to voluntarily resign his employment on April 6, 2026 (the “Resignation Date”);
WHEREAS, in connection with Executive’s employment, the Company previously granted Executive (i) an award of 3,516 time-based restricted stock units (“RSUs”) on December 4, 2025 (the “December RSU Award”), (ii) an award of 3,166 time-based RSUs on March 2, 2026 (the “March Time-Based RSU Award”), and (iii) an award of 12,665 performance-based RSUs on March 2, 2026 (the “March Performance-Based RSU Award”) (clauses (i), (ii), and (iii), collectively, the “Equity Awards”), each of which remain entirely unvested as of the Resignation Date;
WHEREAS, the Parties intend that as of the Resignation Date, in accordance with the terms of the Equity Awards, the Equity Awards shall remain outstanding and eligible to vest through the end of the Consulting Period (as defined below) or its earlier termination pursuant to Section 4 below, and shall continue to be governed by, and subject to, the terms and conditions set forth in the applicable award agreement during the Consulting Period, including the vesting provisions contained therein, such that each of the Equity Awards shall continue to vest in accordance with their original vesting schedules through the end of the Consulting Period or earlier termination thereof;
WHEREAS, the Parties intend that, as of the end of the Consulting Period or its earlier termination pursuant to Section 4 below, (i) the December RSU Award and the March Time-Based RSU Award, to the extent then-outstanding and unvested, shall accelerate and vest in full and (ii) the March Performance-Based RSU Award shall remain outstanding following the end of the Consulting Period and shall be eligible to vest at the end of the applicable performance period set forth in the award agreement governing such award, based on actual performance achieved through such performance period, in each case subject to the terms and conditions of the applicable award agreement;
WHEREAS, as a condition of Executive’s employment with the Company, Executive entered into and agreed to abide by the terms and conditions set forth in Article IV of the Employment Agreement (the “Restrictive Covenants”), which the Parties agree shall survive Executive’s voluntary resignation from the Company and remain in full force and effect as set forth in Section 8 below;
WHEREAS, Executive voluntarily resigned his employment with the Company as of the Resignation Date;
WHEREAS, Executive and the Company wish for Executive to receive the benefits set forth in this Agreement, conditioned upon Executive’s timely entry into this Agreement and Exhibit A (and non-revocation in the time provided to do so) and compliance with the terms herein; and

WHEREAS, on the terms and subject to the conditions and limitations set forth in this Agreement, the Parties wish to resolve any and all claims or causes of action that Executive has or may have against the Company or any of the other Released Persons (as defined in Exhibit A hereto), including any claims or causes of action that Executive may have arising out of Executive’s employment, or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Resignation from Employment. Executive’s employment with the Company ended as a result of Executive’s voluntary resignation and not as a result of a termination by the Company with or without Cause, effective as of the Resignation Date. As of the Resignation Date, Executive ceased to hold any and all positions with the Company and its affiliates as an employee, including without limitation the position of Chief Financial Officer and any other executive officer designation. Executive agrees to execute any documents and take such further steps as may be required to effectuate Executive’s voluntary resignation from the Company. Executive shall not perform any work in an employee capacity and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company on or after the Resignation Date, except as expressly authorized herein or pursuant to the Consulting Agreement (as defined in Section 4 below).
2.Accrued Obligations. Regardless of whether Executive executes this Agreement, the Company shall pay or provide to Executive all accrued but unpaid portion of Executive’s Base Salary through the Resignation Date, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the Resignation Date in accordance with Company policy, any accrued but unused vacation through the Resignation Date, and any vested and accrued benefits under the Company’s employee benefit plans in accordance with the terms of such plans (collectively, the “Accrued Obligations”).
3.Transition Benefits.
(a)Provided that Executive (i) executes this Agreement (including, for the avoidance of doubt, Exhibit A) on or after the Resignation Date and returns the signed Agreement and Exhibit A to the Company such that it is received by Angie Quinn, EVP and Chief Human Resources Officer, at aquinn@aii.com no later than 21 days after the date that Executive was first provided this Agreement; (ii) does not revoke the Release contained in Exhibit A or Executive’s acceptance of this Agreement pursuant to Section 7(d) below; and (iii) abides by the terms herein and continues to comply with the Surviving Provisions (as defined in Section 8 below), then the Company shall provide Executive with the following transition benefits, which constitute the consideration for the Release contained in Exhibit A:
(i)IPO Success Bonus. The Company shall pay Executive a one-time IPO success bonus in the cash amount of $800,000 (the “IPO Bonus”), payable in a single lump sum through the Company’s regular payroll process and subject to all applicable federal, state, and local tax withholdings and deductions as required by law. The IPO Bonus shall be paid on the first payroll date following the Effective Date (as defined in Section 7(d) below), provided that Executive has satisfied the conditions set forth in Section 3(a) above. For the avoidance of doubt, the IPO Bonus shall be treated as wages and reported on a Form W-2 issued to Executive.
(ii)Retention of Equity Awards. Executive shall retain the Equity Awards, which shall remain in full force and effect in accordance with their terms through the end of the Consulting Period or its earlier termination pursuant to Section 4. During the Consulting Period, the Equity Awards shall continue to be subject to the terms and conditions of American Integrity Insurance Group, Inc. 2025 Long-Term Incentive Plan (the “LTIP”) and the award agreements governing such Equity Awards, including with respect to vesting, settlement timing, and withholding requirements. At the end of the Consulting Period (or, if earlier, the date the Consulting Period is terminated pursuant to Section 4), (y) any then-outstanding and unvested portion of the December RSU Award or the March Time-Based RSU Award shall automatically accelerate and vest in full, and (z) the March Performance-Based RSU Award shall remain outstanding and eligible to vest at the end of the applicable performance period set forth in its award agreement, with vesting, if any, based on actual performance through the end of such period, in accordance with the applicable award agreement and the LTIP.
(b)For the avoidance of doubt, Executive acknowledges and agrees that Executive has no entitlement to any further transition or separation pay or benefits other than as expressly set forth in this Section 3 of this Agreement.
4.Consulting Agreement and Transition of Role.
(a)Transition to Independent Contractor. The Parties agree that, effective as of the Resignation Date, Executive shall serve the Company as a consultant for a period of 12 months (the “Consulting Period”), commencing on the Resignation Date and ending on the date that is 12 months thereafter (the “Consulting Period End Date”), unless earlier terminated in accordance with this Section 4. Executive shall no longer serve as an employee or an executive officer of the Company or any parent or Subsidiary during the Consulting Period.
(b)Consulting Services. During the Consulting Period, Executive shall provide the following consulting services to the Company on an as-needed basis at such times and locations as the Company may reasonably request, at all times in accordance with applicable law (collectively, the “Consulting Services”):
(i)Providing general consulting services to the Company, including strategic and operational guidance as reasonably requested by the Board and the Chief Executive Officer of the Company;
(ii)Onboarding the Company’s newly appointed Chief Financial Officer, once confirmed, including transitioning responsibilities, institutional knowledge, and key relationships to such incoming Chief Financial Officer in a manner consistent with the Company’s business objectives; and
(iii)Performing any other consulting or transition‑related services reasonably requested by the Board or the Chief Executive Officer of the Company.
(c)Separation of Roles. Following the Resignation Date, Executive shall also serve as a member of the Company’s Insurance Company Board and as co-chair of the Investment Committee of the Company (the “Investment Committee”). The Company and Executive acknowledge and agree that the Consulting Services are separate and distinct from Executive’s duties as a member of the Company’s Insurance Company Board and the Investment Committee.
(d)Consulting Fees. In consideration for the Consulting Services, the Company shall pay Executive an annual consulting fee of $300,000, to be paid in equal monthly installments of $25,000 in arrears, during the Consulting Period (the “Consulting Fees”). Each monthly installment shall be paid promptly following the end of the month in which the applicable Consulting Services are performed. The Consulting Fees shall be prorated for any period in which Executive is not performing the Consulting Services, unless otherwise agreed in writing by the Company.

(e)Independent Contractor Status; Tax Treatment. Executive shall perform the Consulting Services as an independent contractor and not as an employee, agent, or partner of the Company. The Parties agree that this arrangement shall be structured as a Form 1099 independent contractor arrangement. Accordingly, the Company shall not withhold any federal, state, or local income taxes or employment taxes from the Consulting Fees, and Executive shall be solely responsible for the payment of all self-employment taxes and any other taxes attributable to the Consulting Fees. At the end of each applicable calendar year during the Consulting Period, the Company shall issue to Executive a Form 1099-NEC reflecting all Consulting Fees paid to Executive during such calendar year for reporting purposes. Executive further agrees to indemnify, defend, and hold harmless the Company from and against any taxes, interest, penalties, attorneys’ fees, and other amounts assessed by any taxing authority arising out of or relating to Executive’s failure to pay taxes attributable to the Consulting Fees. Executive acknowledges and agrees that, as an independent contractor, Executive shall not be entitled to participate in any employee benefit plans, workers’ compensation insurance, unemployment insurance, or any other benefits maintained by the Company for its employees.
(f)No Employment Relationship. Nothing in this Section 4 or elsewhere in this Agreement shall be construed to create an employer-employee relationship between the Company and Executive during the Consulting Period. Although the Company will determine the scope of the services to be provided by Executive, Executive shall have full control over the manner, means, and method by which the Consulting Services are performed. Executive shall not have authority to bind the Company or any parent or Subsidiary to any contract, agreement, or obligation without the prior written consent of the Board or the Chief Executive Officer.
(g)Termination of Consulting Period. The Consulting Period shall terminate automatically upon the Consulting Period End Date. Either Party may terminate the Consulting Period prior to the Consulting Period End Date upon 10 days’ prior written notice to the other Party. Upon any such termination, the Company shall pay Executive any unpaid Consulting Fees earned through the date of termination.
5.Release of Equity Claims. Except as expressly set forth in this Agreement, and excluding any claims to enforce Executive’s rights with respect to the treatment of the Equity Awards under this Agreement, Executive hereby releases and forever discharges the Company and its affiliates from any and all claims, demands, or causes of action arising out of or relating to Executive’s outstanding equity awards, including without limitation any claims for additional shares, vesting, or other equity-related compensation.
6.General Release of Claims. As a condition precedent to Executive’s right to receive any of the benefits and payments set forth in this Agreement, Executive shall execute and deliver to the Company the General Release of Claims attached hereto as Exhibit A (the “Release”), and Executive shall not revoke the Release within the applicable revocation period provided therein. Executive acknowledges and agrees that the benefits and payments provided under this Agreement constitute good and sufficient consideration for the execution of the Release. In the event that Executive fails to execute the Release within the time period specified therein, or revokes the Release within the applicable revocation period, Executive shall forfeit any and all right to the benefits and payments described in this Agreement, and the Company shall have no further obligation to provide such benefits or payments to Executive.
7.Acknowledgements. This is an important legal document. Executive is advised to consult with a lawyer of Executive’s choosing before signing this Agreement. By executing and delivering this Agreement, Executive acknowledges and agrees that:
(a)Executive has carefully read this Agreement, including the Release attached hereto as Exhibit A;

(b)Executive has had sufficient time (at least 21 days) to consider this Agreement and the Release before the execution and delivery hereof to the Company and no changes to this Agreement (whether material or immaterial) shall re-start the 21-day period described in Exhibit A and this Section 7(b) for Executive to consider this Agreement and the Release;
(c)Executive has been advised, and hereby is advised in writing, to discuss this Agreement and the Release with an attorney of Executive’s choice before signing this Agreement and the Release, and Executive has had adequate opportunity to do so prior to executing and delivering this Agreement and the Release;
(d)As provided in Exhibit A, Executive has seven days after signing the Release to revoke it (such seven-day period is referred to as the “Release Revocation Period”). The Release will not become effective or enforceable until the Release Revocation Period has expired without Executive exercising Executive’s revocation right (the “Effective Date”). Any notice of revocation of the Release is effective only if such revocation is in writing and received by the Company, care of Angie Quinn, EVP and Chief Human Resources Officer, at the e-mail address referenced in Section 3(a) above, on or before the expiration of the Release Revocation Period. Executive understands that if Executive revokes Executive’s acceptance of this Agreement and execution of the Release pursuant to this Section 7(d), neither the Company nor any other Released Party will provide Executive any transition payments or benefits set forth in Section 3, and all other terms of this Agreement will become null and void (provided, however, that the terms of Section 1 shall remain in effect);
(e)Executive fully understands the final and binding effect of this Agreement and the Release; the only promises made to Executive to sign this Agreement and the Release are those stated within the four corners of this Agreement (including, for the avoidance of doubt, Exhibit A), and in entering this Agreement and the Release, Executive has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Agreement or the Release; Executive is signing this Agreement and the Release knowingly, voluntarily and of Executive’s own free will; Executive relies on Executive’s own judgment in entering into this Agreement and the Release; and Executive understands and agrees to each of the terms and conditions of this Agreement and the Release; and
(f)No Released Party has provided any tax or legal advice regarding this Agreement or the Release and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement and the Release with full understanding of the tax and legal implications thereof.
8.Surviving Provisions.
(a)Executive acknowledges, agrees, and understands that, notwithstanding any other provision of this Agreement, Executive remains subject to the Company’s clawback or recoupment policy, as required by Section 10D of the Securities Exchange Act of 1934 and Section 303A.14 of the NYSE Listed Company Manual, after the Resignation Date, and that Executive may be required to repay incentive compensation to the Company and that the Company has the right to reduce amounts payable to Executive pursuant to this Agreement by any amount Executive is required to repay the Company.
(b)Executive acknowledges and agrees to honor and abide by the terms of the Restrictive Covenants set forth in Article IV of the Employment Agreement (including the confidentiality, non-competition, non-solicitation, non-disparagement, and work product provisions), which shall survive the termination of the Employment Agreement. The Parties acknowledge that Executive’s performance of the Consulting Services during the Consulting Period shall be conducted in a manner consistent with, and shall not be deemed to violate, the non-competition and non-solicitation provisions of Article IV of the Employment Agreement, provided that such services are performed within the scope of the Consulting Services as defined herein.

(c) In addition to the Restrictive Covenants, the following provisions shall survive termination of Executive’s employment for any reason: Article V.A (Dispute Resolution, including the existing carve‑out permitting court action to enforce Article IV); Article V.B (Cooperation); Article V.C (No Mitigation; No Set‑Off); Article V.E–F (Severability; Reformation); Article V.N (Clawback); Article V.O (Section 409A); Article V.P (Indemnification and D&O Insurance); and Article V.Q (Governing Law), together with any other provisions that by their nature are intended to survive. (such provisions together with the Restrictive Covenants, the “Surviving Provisions”).
9.Entire Agreement; Amendment. This Agreement, the LTIP, and the respective award agreements governing the Equity Awards, except as expressly amended herein, constitute the entire agreement between the Parties with respect to the matters herein; provided, however, this Agreement shall complement and be in addition to (and not replace or supersede) the Surviving Provisions, and any other obligations that Executive has to any Released Party with respect to non-disclosure, return of property, intellectual property, non-competition, or non-solicitation (whether such obligation arises by contract, statute, common law or otherwise). Subject to Section 17, this Agreement may only be amended by an agreement in writing signed by Executive and the Company.
10.Applicable Law; Submission to Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of Florida without giving effect to the conflicts of laws rules thereunder that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Tampa, Florida with respect to any dispute, claim, or other matter arising under this Agreement. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument, or other document shall be deemed to refer to such law, regulation, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
12.Third Party Beneficiaries. Each Released Party that is not a signatory hereto shall be an intended third-party beneficiary of Executive’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a Party hereto.
13.Return of Property. Within three days of the Resignation Date, Executive shall return to the Company all Company property in Executive’s possession or control, including without limitation all keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, books, documents, email messages, recordings, data, and all other materials belonging to the Company or containing Confidential Information. Notwithstanding the foregoing, Executive may retain or be issued such Company property or systems access as the Company determines may be necessary in connection with the Consulting Services during the Consulting Period. Executive shall retain only that Company property or systems access after the Resignation Date that the Company specifically directs in writing.
14.Breach of Agreement. In the event Executive breaches any portion of this Agreement or the surviving confidentiality or restrictive covenant obligations expressly incorporated herein, the Company shall provide written notice describing the alleged breach in reasonable detail and Executive shall have five business days to cure such breach. If Executive fails to timely cure such breach, the Company may seek appropriate legal or equitable relief. To remedy such breach, the Company may, in its sole discretion (i) recover all or any portion of the amounts in Section 3 already paid to Executive from the date of such breach except for $1,000.00, which the Parties agree constitutes consideration for the release of claims contained in this Agreement; (ii) to the extent any amount in Sections 3 or 4 has not been paid to Executive in full, terminate the remaining amounts and Executive will not be entitled to receive any further payments; (iii) recover attorneys’ fees, expenses and costs the Company incurs in such action, and/or (iv) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.
15.No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
16.Assignment. This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign its rights and obligations under this Agreement without Executive’s consent, including to any other Released Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.
17.Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
18.Withholding of Taxes. The Company may, or may direct any other Released Party to, withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling. For the avoidance of doubt, the IPO Bonus paid pursuant to Section 3(a)(i) shall be processed through the Company’s regular payroll process and shall be subject to applicable tax withholdings. The Consulting Fees paid pursuant to Section 4(d) shall not be subject to withholding, and Executive shall be solely responsible for reporting and remitting all applicable taxes on such amounts.
19.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
20.Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.
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IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed as of the dates set forth beneath their names below and effective for all purposes as provided above.

THE COMPANY:

AMERICAN INTEGRITY INSURANCE GROUP, INC.

By: /s/ Robert Ritchie_________________________
Name: Robert Ritchie
Title: Chief Executive Officer

EXECUTIVE:

/s/ Ben Lurie________________________________

Name: Ben Lurie
Date: April 6, 2026

Signature Page
to General Release and Consulting Agreement

Exhibit A

GENERAL RELEASE OF CLAIMS

    This Release of Claims (“Release”) given by Ben Lurie (“Executive”) and American Integrity Insurance Group, Inc., a Delaware corporation, its subsidiaries, affiliates, successors, and assigns (collectively, the ”Company”) for the benefit of the Released Persons (defined below), is executed in consideration for the covenants made by the Company in the General Release and Consulting Agreement (the “Agreement”) to which this Release is attached. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
1.General Release of Claims. Executive, on behalf of Executive and Executive’s heirs, assigns, successors, personal and legal representatives, and agents, hereby unconditionally, knowingly, and voluntarily releases, waives, and forever discharges the Company and its affiliates, together with their respective owners, predecessors, successors, divisions, parents, subsidiaries, partnerships, and affiliates, as well as each of their past, present, and future directors, officers, executives, shareholders, representatives, employees, agents, attorneys, and all persons acting by, through, under, or in concert with them (collectively, the “Released Persons”) from each and every claim, complaint, action, liability, charge, promise, agreement, obligation, loss, cost, expense, suit, damage, demand, dispute or right of any sort or nature whatsoever, at law or in equity, relating to Executive’s employment with the Company or any of its affiliates, including, without limitation, the termination of such employment (collectively, “Claims”), whether known or unknown, asserted or not asserted, foreseen or unforeseen, to the extent arising out of or related to any and all acts, omissions, events, circumstances or facts existing or occurring on or before the date of this Release, including, but not limited to, any Claim arising under:

a.Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act or the Worker Adjustment and Retraining Notification Act; any Claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment or a covenant of good faith and fair dealing; any tort or contract Claims; any personal gain with respect to any Claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730;

b.All other municipal, federal, state and local law claims, including all claims for wrongful discharge, employment discrimination or harassment on any basis, retaliation, wages and compensation, only to the extent such claims are waivable by private agreement, leave of absence, failure to accommodate, defamation, breach of express or implied contract, fraud, malicious prosecution, invasion of privacy, false imprisonment, and emotional distress; and any Claim arising under any other federal, state or local statute, regulation, ordinance or order, or pursuant to any common law doctrine.

2.ADEA Acknowledgement. Executive represents that Executive has carefully read this release and understands that the foregoing releases Claims under the Age Discrimination in Employment Act of 1967, as amended, and that Executive understands that Executive is not releasing any Claims to the extent arising after the date of this Release.

3.Claims Not Released. This Release does not include, and Executive does not waive, any rights or claims: (i) that may arise after Executive signs this Release; (ii) that arise under any state’s workers’
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compensation laws; (iii) for benefits in which Executive has a vested and/or accrued right under any pension plans or under any applicable plan, agreement, program, award, policy or arrangement of the Company; (iv) that cannot be released by law; (v) to enforce or to challenge the validity of this Release; or (vi) claims that Executive has in the capacity as a stockholder of the Company, as applicable; and (vii) any claim for compensation, benefits, indemnification, advancement of expenses, expense reimbursement as an employee, manager, director, member, or stockholder of the Company. Furthermore, notwithstanding any other term or provision of this Agreement, nothing in this Agreement is intended or shall be construed to prohibit Executive, with or without notice to the Company or any other Released Persons, from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Executive acknowledges and agrees, however, that, except with respect to any award pursuant to 15 U.S.C. §78u-6 or any award administered by the U.S. Occupational Safety and Health Administration, Executive waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Executive or on Executive’s behalf, except as otherwise prohibited by law.

4.Representations & Warranties. By signing this Release, Executive acknowledges and agrees that Executive: (i) has been paid for all hours worked, including overtime pay where applicable; (ii) has reported any injuries Executive may have received during the course of Executive’s employment with the Company; (iii) has not filed or initiated any legal or other proceedings against any of the Released Persons, except as permitted by Section 3 above; (iv) no such proceedings have been initiated against any of the Released Persons on Executive’s behalf, except as permitted by Section 3 above; (v) is the sole owner of all the claims that are released above; (vi) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (vii) has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release. Executive acknowledges that these representations are material inducements for the Company entering into this Release.
5.No Admission of Liability. Nothing in this Release is intended to or shall be construed as an admission by the Company or any of the other Released Persons that it violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise, the Released Persons expressly denying any such illegal or wrongful conduct.

6.No Known Injuries or Claims. Executive affirms, covenants and warrants that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Persons under which the Released Persons could be liable for medical expenses incurred by Executive before or after the execution of this Agreement. For the avoidance of doubt, nothing in this Section waives any rights under applicable workers’ compensation laws.

7.Executive Acknowledgments; Review and Revocation Rights. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE UNDERSTANDS THE TERMS AND EFFECT OF THIS RELEASE, THAT THE CONSIDERATION GIVEN BY THE COMPANY IN EXCHANGE FOR THIS RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ENTITLED OTHERWISE, THAT EXECUTIVE HAS BEEN ADVISED TO AND GIVEN AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, AND THAT EXECUTIVE HAS HAD AT LEAST 21 DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE. IF EXECUTIVE IS 40 YEARS OF AGE OR OLDER ON THE DATE THAT EXECUTIVE EXECUTES THIS RELEASE, EXECUTIVE FURTHER ACKNOWLEDGES THAT ANY MATERIAL OR NON-MATERIAL CHANGES TO THIS RELEASE AFTER IT HAS BEEN GIVEN TO EXECUTIVE WILL NOT RESTART OR
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EXTEND THE 21 DAY PERIOD AND THAT WITHIN SEVEN DAYS FROM THE DATE OF THE EXECUTION OF THIS RELEASE, EXECUTIVE MAY, AT EXECUTIVE’S SOLE OPTION, REVOKE THIS RELEASE UPON WRITTEN NOTICE TO THE COMPANY AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT LEGAL COUNSEL BEFORE SIGNING THIS RELEASE.

8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to any conflicts of law provision that would result in the application of the law of any other jurisdiction.

9.Amendment; Counterparts. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. Signatures delivered electronically (including via PDF or DocuSign) shall be deemed original.
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Signature Page Follows.]
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IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed and effective as of the Resignation Date.

EXECUTIVE:

/s/ Ben Lurie________________________
Ben Lurie

Date: April 6, 2026

THE COMPANY:
AMERICAN INTEGRITY INSURANCE
GROUP, INC.

By:    /s/ Robert Ritchie_____________________
    Name: Robert Ritchie
    Title:     Chief Executive Officer

Date:    April 6, 2026

Signature Page to General Release
of Claims